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                                                                    Exhibit 99.2

                               PURCHASE AGREEMENT
         This AGREEMENT, dated as of this 16th day of July, 1998, by and between LABORATORY CORPORATION OF AMERICA HOLDINGS, a Delaware corporation ("Purchaser" or "LabCorp") and UNIVERSAL STANDARD HEALTHCARE, INC., a Michigan corporation ("Seller").

         WHEREAS, Seller is engaged in the clinical laboratory business;

         WHEREAS, Seller desires to sell and Purchaser desires to purchase certain properties and assets of Seller, upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereby agree as follows:

         I. Sale and Transfer of Assets. Subject to all of the terms and conditions of this Agreement, Seller hereby agrees to sell and Purchaser hereby agrees to purchase:

                  A. Seller's list of customers to be delivered at Closing in the format attached hereto as Schedule I.A (the "Customer List").

                  B. The tangible assets of Seller, including items of equipment, furniture, and fixtures, that are listed and described on Schedule I.B attached hereto (the "Tangible Assets");

                  C.       The covenants provided for in Article VIII hereof.

                  D. The sale and transfer of the properties and assets referred to above (collectively the "Purchased Assets") shall be made by Seller, free and clear of all liabilities, obligations, security interests, liens (including tax liens), mortgages and encumbrances whatsoever. Except as otherwise expressly agreed by the parties, no liability, obligation, lease or commitment of Seller, whether written or oral, whether accrued, absolute, contingent or otherwise, and whether due or to become due, shall be assumed by the Purchaser.

         II. Purchase Price. The purchase price for the Purchased Assets shall be the amount of Nine Million Dollars ($9,000,000) payable at closing as follows:

                  A. A down payment upon execution of this Agreement equal to, and payable by the forgiveness of, trade accounts payable by Seller to Purchaser in the amount set forth on Schedule II.A hereto (the "Trade Payables") as of five (5) business days preceding the execution of this Agreement. The amount of the


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                           down payment payable in the form of forgiveness of
                           Trade Payables shall not exceed One Million Dollars ($1,000,000). Notwithstanding any provision of this Agreement to the contrary, to the extent trade accounts payable to Purchaser by Seller exceed One Million Dollars ($1,000,000), such amount in excess of One Million Dollars ($1,000,000) is expressly not forgiven. To the extent such trade accounts payable to Purchaser by Seller have a date of service more than sixty (60) days prior to Closing, then such amounts shall be paid by Seller to Purchaser at Closing (as defined below). Seller acknowledges its obligation for the Trade Payables and, if the transactions contemplated by this Agreement do not close for any reason, this provision shall be null and void, and Seller shall again become obligated to Purchaser in the amount of the Trade Payables otherwise forgiven under this section. The forgiveness and payments of trade accounts payable to Purchaser by Seller shall be applied against the oldest trade payables first.

                  B.       The remainder at Closing.

                  C. Except for those liabilities related to leases and contracts which arise after Closing, and which Purchaser specifically assumes in writing (the "Assumed Liabilities") which are identified in
                           Schedule II.C hereto (other than those which Purchaser notifies Seller in writing, on or before July 31, 1998, it will not assume), Purchaser shall not assume any liabilities of Seller, contingent or otherwise, known or unknown, including laboratory malpractice claims, arising from or related to the operation or activities of Seller, its shareholders, directors, officers, agents or otherwise (the "Retained Liabilities"). Without limitation of the foregoing and notwithstanding anything to the contrary set forth herein, in no event shall Purchaser assume or be deemed to assume any of Seller's provider agreements with the federal Medicare program, any state Medicaid program or any other governmental payor of health care services (collectively, "Governmental Payors"), and Purchaser shall not be liable in any manner for any liability or obligation of Seller to any Governmental Payor, whether known or unknown, including without limitation any liability for past overpayments, civil monetary penalties or false claims, and any liabilities arising out of any failure of Seller to comply with any law, regulation, rule, manual provision or other requirement applicable to providers of services paid for by a Governmental Payor.



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         III.     Closing.

                  A. The closing of the transactions provided for in this Agreement (the "Closing") shall be held at the offices of Dykema, Gossett, PLLC, Detroit, Michigan, on either August 3, 1998, or as soon thereafter as can reasonably be accomplished, or at such other place and date as may be mutually agreed upon by the parties (the "Closing Date"). All references herein to the "Closing" or the "Closing Date" are references to such terms as defined in this paragraph.

                  B. All proceedings to be taken and all documents to be executed and delivered in connection with the consummation of the transactions provided for herein shall be reasonably satisfactory in form and substance to the parties and their respective counsel. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceeding shall be deemed taken nor any document executed and delivered until all have been taken, executed and delivered.

                  C. At the Closing, subject to the terms and conditions of this Agreement:

                           1. Seller will deliver to Purchaser a General Assignment and Bill of Sale in the form attached hereto as Schedule III.C.1;

                           2. Seller will deliver the Customer List to Purchaser;

                           3. Seller and Purchaser shall execute Lease Agreements, Subleases and/or Assignments in a form attached as Schedule III.C.3 and containing such terms and conditions reasonably satisfactory to Purchaser leasing to Purchaser properties located at the existing space located at (1) 3400 Hospital Road, Saginaw, Michigan and (2) Sublease for 5656 S. Cedar, Lansing, Michigan ("Material Leases");

                           4. Seller and Purchaser shall enter into a lease whereby Purchaser shall lease from Seller its property and equipment as set forth in the form attached as Schedule III.C.4;



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                            5.   Seller and Purchaser shall enter into a
                                 laboratory services agreement containing the terms and conditions set forth in the form attached as Schedule III.C.5;

                            6. Seller and Purchaser shall enter into an assignment and assumption agreement with regard to the contracts listed in Schedule II.C. Such assignment and assumption shall be in the form attached as Schedule III.C.6;

                            7. The parties shall enter into a Co-marketing agreement containing the terms and conditions set forth in the form attached as Schedule III.C.7;

                            8. The parties shall enter into a transition services agreement containing the terms and conditions set forth in the form attached as
                                 Schedule III.C.8;

                            9. Each party shall deliver to the other the Opinions of Counsel referred to in Section VI-C, and Section VII-D; and the Certified copies of the Resolutions/Consents referred to in Section VI-H, and VII-E;

                            10. The parties shall take such other action as may be reasonably necessary or appropriate in order to consummate the transactions provided for herein in accordance with the terms and conditions hereof;

                            11. Seller and Purchaser hereby agree that, upon reasonable request of the other, whether at or after the Closing, each will, at its expense and without further consideration, execute and deliver such further instruments and documents and take such further action may be reasonably necessary to effectuate the provisions of this Agreement.

         IV. Representations and Warranties of Seller. To induce Purchaser to enter into and perform the terms of this Agreement and to consummate the transactions provided for herein, Seller hereby represents and warrants to Purchaser that:

                  A. Authority to Operate. Seller is duly organized, validly existing and in good standing under the laws of the State of Michigan, with full power and authority to own, lease and operate its properties and to carry on the laboratory business as now being conducted.


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                  B.       Due Authorization. Seller has full power, authority
                           and legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby, and, except as set forth in Schedule IV.B, the execution, delivery and performance of this Agreement does not conflict with any provision of any agreement, instrument, judgment, order or law to which the Seller is a party or by which the Seller is bound. The entering into of this Agreement and the consummation of the transactions contemplated hereby are not subject to the approval or consent of any government or governmental, regulatory, or administrative agency.

                  C. Customers and Customer Relations. Schedule IV.C (which will show customer numbers and not names prior to the Closing) list each customer which represents One Hundred Fifty Thousand Dollars ($150,000) or greater of gross billings by Seller's laboratory business over the period from June 1, 1997 through June 30, 1998 (each a "Large
                           Customer"), and the aggregate billings to    each
                           such Large Customer during each month June 1, 1997 through June 30, 1998. Except as set forth in
                           Schedule IV.C (which will show customer numbers and not names prior to the Closing, unless Seller in its sole discretion determines it is appropriate to disclose a customer to Purchaser before Closing in the interest of joint efforts to preserve the business), to the best of Seller's knowledge, no Large Customer will cease to do business with Purchaser, or materially decrease the volume of revenue under such arrangements after, or as result of the consummation of, the transactions contemplated hereby, or is significantly in arrears in payment of amounts owed to Seller. To the best of Seller's knowledge, Seller has used its reasonable business efforts to maintain good working relationships with all of its customers. Except as set forth in Schedule IV.C, to the best of Seller's knowledge, no Large Customer has given Seller notice
                           terminating, canceling, or   threatening to
                           terminate or cancel any contract or relationship with Seller.

                  D. Financial Statements. Seller has delivered to Purchaser unaudited statements of income for Seller's laboratory business for the four months ended April 30, 1998, and audited statements of income for the year ending December 31, 1997. To the knowledge of Seller, such statement of income fairly presents the total net revenue and provision for doubtful accounts for the Seller's laboratory operations for the period covered by such statement of income, except for disputed claims relating thereto disclosed in writing to Purchaser concurrently with the execution of this Agreement. Said statement of income was prepared in accordance with generally accepted accounting principles, applied on a consistent basis for the periods involved.



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                  E.       Transactions Since April 30, 1998. Except as set
                           forth in Schedule IV.E, between April 30, 1998 and the Closing, Seller has not:

                           1. Sold, transferred or otherwise disposed of or encumbered in any manner any of the Purchased Assets, except in the ordinary course of that business and on Seller's usual terms and conditions.

                           2. Entered into any contracts, commitments or agreements of any kind which would have a Material Adverse Effect, except routine contracts for sales and purchases of materials, supplies and services in the ordinary course of business.

                           3. Increased any liability which would have a Material Adverse Effect, except in the ordinary course of its laboratory business.

                           4. Engaged in any transaction outside the ordinary course of its laboratory business, which transaction would have a Material Adverse Effect.

                           "Material Adverse Effect" means a material adverse effect on the value of the Purchased Assets, taken as a whole, or prospects of Seller's laboratory business taken as a whole.

                  F. No Adverse Change. To the best of the knowledge of Seller, between April 30, 1998, and the date of this Agreement, there has been no adverse change in the financial condition, assets, or business of Seller's laboratory which has resulted in a Material Adverse Effect.

                           For purposes of this Agreement, "to the best of Seller's knowledge" or "to the knowledge of Seller" means if any of the Seller's executive officers ("Officers"), as designated in the Seller's Proxy Statement dated June 3, 1998, after due inquiry of the persons listed on Schedule IV.F, have conscious awareness that the statement as given is not true and correct. Notwithstanding the foregoing, Seller shall be deemed to have knowledge if its Officers engaged in conscious or reckless disregard of facts.

                  G. Title to Assets. Except as may be otherwise agreed in writing by the parties, Seller will own and have at the Closing good and marketable title to the Purchased Assets, free and clear of all mortgages, pledges, liens, security interests, conditional sales contracts, leases, claims and encumbrances whatsoever.



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                  H.       Good Condition and Working Order. To the best of
                           Seller's knowledge, the Tangible Assets will be in good condition and working order on the Closing Date, reasonable wear and tear excepted.

                  I. Taxes. Except as set forth in Schedule IV.I, there are no delinquent federal, state, county or local taxes, duties or payments which constitute (or which with the passage of time may constitute) a lien or charge against the Purchased Assets.

                  J. Insurance. Seller has in full force and effect policies of insurance of the types and in the amounts listed in Schedule IV.J and will continue to maintain all such insurance in full force and effect up to and including the Closing Date.

                  K. Licenses. Seller has all necessary material licenses and permits from all appropriate federal, state or other authorities for the operation of its laboratory business.

                  L. Compliance with Laws. Except as disclosed in writing to Purchaser's attorney:

                           1. To the best of Seller's knowledge, Seller has complied, is complying, and will comply with all laws, regulations and orders applicable to its laboratory business with respect to Purchased Assets, except to the extent such failure to comply would not have a Material Adverse Effect, and there is no investigation by any governmental agency or authority pending or, to the Seller's knowledge, threatened against any Seller or any basis therefor.

                           2.    To the best of Seller's knowledge,
                                 neither Seller nor any of its respective officers, directors, principals or employees has engaged or will engage in any activity which would be likely to lead to an investigation by the Office of the Inspector General, any Medicare or Medicaid Fraud Control Unit, or other federal or state prosecutor or enforcement agency or which would be likely to lead to an action or proceeding for recoupment by any third party insurer or government agency or for mandatory or permissive exclusion under 42 U.S.C. Sec. 1320a-7 or under any other federal or state law or for civil monetary penalties under 42 U.S.C. Sec. 1320a-7a or for civil monetary penalties under 42 U.S.C. Sec. 1320a-7 or under any other federal or state law which would have a Material Adverse Effect. To the best of Seller's knowledge, billing by Seller has been true and correct in all material respects and in compliance with applicable laws, regulations and policies except to the extent such failure would


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                                       not have a Material Adverse Effect. To
                                       the best of Seller's knowledge, neither
                                       Seller nor any of its employees or agents has solicited or obtained specimen referrals by means of rebates, kickbacks or other unlawful arrangements or in a manner otherwise in violation of any federal, state or local statute or regulation, which action would have a Material Adverse Effect.

                  M. Pending Claims. Except as disclosed in writing to Purchaser's attorney, there is no action, suit, proceeding or claim pending, or, to the knowledge of Seller, threatened against Seller, which relates to the Purchased Assets and there is no outstanding execution, order, writ, injunction, judgment or decree of any court, government or governmental agency against Seller which has a Material Adverse Effect on the Purchased Assets.

                  N. No Creation of Liens, Etc. Neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in the creation of any lien, charge or encumbrance on any of the Purchased Assets.

                  O. No Default. To the best of Seller's knowledge, Seller is not in default under any contract, transaction, agreement, lease or instrument to which it is a party or by which it is bound, which would have a Material Adverse Effect.

                  P. Employees. All employees of Seller performing services for Seller's laboratory operations, all leased employees of Seller performing services for Seller's laboratory operations and all individuals (as opposed to entities) providing services for Seller's laboratory operations as independent contractors are listed on Schedule IV.P attached hereto, which Schedule contains the names, position and salary or other cash compensation paid to such individual. Except as set forth on Schedule IV.P, Seller has no written, or to the best of Seller's knowledge, oral employment agreements or contracts with any of its employees or leased employees and, to the best of Seller's knowledge, no employee or leased employee has an oral or implied employment agreement or contract with the Seller. Seller has no collective bargaining or other agreements with any labor union or similar employee group with regard to its laboratory operations and no union has been certified as a bargaining agent for its employees. Seller has not received any request for representation by any employee or group of employees.

                  Q. Customer List. As of the Closing Date, Seller will have provided laboratory services to each of its customers indicated on the Customer Lists in the format attached as Schedule I.A.


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                  R.       Other Statements. All statements and information
                           contained in certificates, exhibits, schedules, lists, documents, or other instruments delivered or to be delivered to Purchaser pursuant to this Agreement are deemed representations and warranties by the party so providing such items.

                  S. No Untrue Statements. None of the information contained in the representations and warranties of Seller set forth in this Agreement or in any of said certificates, exhibits, schedules, lists, documents or other instruments delivered or to be delivered to Purchaser pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading.

                  T. Lease Obligations. On the Closing Date, Seller will have made all required payments and will have complied in all material respects with all other obligations under the lease(s) referred to in Paragraph III-C-3 above.

         V. Representations and Warranties of Purchaser. To induce Seller to enter into this Agreement and to consummate the transactions provided for herein, the Purchaser represents and warrants to such parties that:

                  A. Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly authorized to conduct business in the State of Michigan.

                  B. Due Authorization. Purchaser has full power, authority and legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement does not conflict with any provisions of any agreement, instrument, judgment, order or law to which Purchaser is a party or is subject or by which it is bound. The entering into of this Agreement and the consummation of the transactions hereby are not subject to the jurisdiction, approval or consent of any government or governmental, regulatory or administrative agency, except Purchaser must give notice to the government within thirty (30) days of Closing.

                  C. No Untrue Statements. None of the information contained in the representations and warranties of Purchaser set forth in this Agreement or in any exhibits or schedules attached hereto contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading.

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         VI.      Conditions to Purchaser's Performance. The obligations of
                  Purchaser under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  A. All representations and warranties of Seller contained in this Agreement and in any schedules, certificates or other documents delivered pursuant to this Agreement shall be true, correct and complete in all respects on and as of the date when made and on and as of the Closing Date, and Seller shall have delivered to Purchaser certificates, executed by its president or senior officers and dated as of the Closing Date, to the foregoing effect.

                  B. No action or proceeding shall have been instituted or threatened before any court or governmental agency to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein which, in the reasonable opinion of Purchaser, make it inadvisable to consummate such transactions.

                  C. Purchaser shall have received from Seller's counsel an Opinion substantially in the form attached hereto as Schedule VI.C.

                  D. Seller shall not have disposed of significant laboratory assets, or incurred significant unusual liabilities or otherwise engaged in significant transactions outside the ordinary course of its laboratory business during such period, which have a Material Adverse Effect, and that there has been no adverse change in the financial condition or business of such laboratory business during such period, which has a Material Adverse Effect. In connection with this condition, Purchaser or its accountants shall have the right to review the accounting and other records of Seller for the period from April 30, 1998 to a date selected by Purchaser near the Closing Date.

                  E. There shall have occurred no damage, destruction or loss, whether or not covered by insurance, adversely affecting in any material respect any of the Tangible Assets to be sold and transferred hereunder.

                  F. Seller, at the time of closing, except as otherwise may be agreed to in writing by the parties, shall have paid to all such employees all amounts due and payable as of the end of the preceding pay period for wages, commissions, salaries, holidays and vacation pay, bonuses and past service claims, and shall have made and remitted, for all periods through and including such pay period, all proper deductions, remittances and contributions for employees' wages, commissions and salaries required under all contracts and statutes (including, without limitation, for health, hospital and medical insurance,


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                           group life insurance, pension plans, workers'
                           compensation, unemployment insurance, income tax, FICA taxes and the like) and, wherever required by such contracts and/or statutes, all proper deductions and contributions from its own funds for such purposes.

                  G. To the extent required by the applicable lease, the lessor(s) under the material lease(s) referred to in Paragraph III-C-3 above shall have consented to the assignment of said lease(s) to Purchaser.

                  H. The execution, delivery and performance of this Agreement, and of the other documents provided for herein, by Seller shall have been approved by the Board of Directors and the shareholders thereof, and by such other persons as are required by applicable law, corporate by-laws or other instruments to provide their approval prior to the consummation thereof, and the Purchaser shall have received a certified copy of such Resolutions or approvals to that effect.

                  I. The full performance by Seller of each and every covenant and condition imposed upon it hereunder, including without limitation the execution of the agreements and performance of the covenants referenced in Article VIII hereafter, and set forth in Schedule VIII hereto, provided, however, that Purchaser may at its option waive the performance of any of the covenants and conditions imposed hereunder. Such waiver, however, shall not constitute any waiver of any claim for damages Purchaser may otherwise be entitled to make pursuant to the terms hereof; provided, however, that there shall be no failure of a condition of closing if (a) the aggregate of the amounts in controversy of any Limited Direct Damage Claims (as defined in Section X(D)(1)) which have arisen or been asserted before the Closing is less than $700,000, or (b) the aggregate of the amounts in controversy of any IV(C) Damage Claims (as defined in Section X(D)(5)) which have arisen or been asserted before the Closing is less than $750,000. Any such Limited Direct Damage Claims or IV(C) Damage Claims shall be treated after the Closing Date in accordance with the provisions of
                           Section X.

                  J. All of the transactions contemplated by the Stock Purchase Agreement dated July 16, 1998 between Seller and Purchaser shall be simultaneously consummated.

                  K. If determined necessary by the Seller, or required by the Purchaser, any approval of the shareholders of the Seller or the holders of the Seller's 8.25% Convertible Subordinated Debentures due February 1, 2006 of the transactions contemplated by this Agreement shall have been obtained.


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                  L.       As set forth in Section IX(I), prior to Closing,
                           Purchaser shall be entitled to conduct further due diligence with regard to health care compliance issues. With respect to all laws, regulations and orders applicable to Seller's laboratory business ("Health Care Compliance Issues") as an additional condition to Closing, competent health care counsel shall have determined in his/her reasonable opinion (the entire substance of which opinion shall be disclosed in full to Seller, in writing only if requested by Seller) that no Health Care Compliance Issues, exist with regard to Seller could reasonably be expected to have a Material Adverse Effect (either on the Purchased Assets or Purchaser's operation of the laboratory business after the Closing).

         VII. Conditions to Performance by Seller. The obligations of Seller under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  A. All representations and warranties of Purchaser contained in this Agreement and in any schedules, certificates or other documents delivered pursuant to this Agreement shall be true, correct and complete in all material respects on and as of the date when made and on and as of the Closing Date, and the Purchaser shall have executed and delivered to Seller certificates, signed by its duly authorized officer, dated as of the Closing Date, to the foregoing effect.

                  B. The full performance by Purchaser of each and every covenant and condition imposed upon it hereunder, provided, however, that Seller may at its option waive the performance of any of the covenants and conditions imposed hereunder. Such waiver, however, shall not constitute a waiver of any other covenant or condition or constitute any waiver of any claim for damages such party may otherwise be entitled to make pursuant to the terms hereof.

                  C. No action or proceeding shall have been instituted or threatened before any court or governmental agency to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein which, in the reasonable opinion of Seller, made it inadvisable to consummate such transactions.

                  D. Seller shall have received from Purchaser's counsel an Opinion substantially in the form attached hereto as Schedule VII.D.

                  E. The execution, delivery and performance of this Agreement, and of the other documents provided for herein, by Purchaser shall have been approved by the Board of Directors thereof or such other appropriate body, and by such other persons as are required by applicable law, corporate bylaws or other instruments to provide their approval prior to the consummation thereof, and the Seller shall have received a certified copy of such Resolutions or approvals to that effect.

                  F. If determined necessary by the Seller, or required by the Purchaser, any approval of the shareholders of the Seller or the holders of the Seller's 8.25% Convertible Subordinated Debentures due February 1, 2006 of the transactions contemplated by this Agreement shall have been obtained.

                  G. All of the transactions contemplated by the Stock Purchase Agreement dated July 16, 1998 between the Seller and the Purchaser shall be simultaneously consummated.

         VIII. Covenants with Respect to Competition. Seller warrants that for a period as contained therein, the non-solicitation and non-compete agreements shall be executed and in effect as set forth in Schedule VIII. hereto.

         IX.      Additional Covenants and Agreements.

                  A. As of the Closing Date, Seller shall be deemed to have assigned to Purchaser all of its right, title and interest in and to such warranties (express and implied) that continue in effect with respect to any of the Purchased Assets, and to have nominated Purchaser as such party's true and lawful attorney to enforce such warranties against such manufacturers, and such party shall execute and deliver such specific assignments of such warranty rights as Purchaser may reasonably request.

                  B. Purchaser shall have the exclusive right to represent itself as the purchaser of the Purchased Assets of Seller's laboratory business provided, however, that such representations shall not in any manner attempt to convey to the public or to any of Seller's customers or former customers that Purchaser is acting for or on behalf of Seller. All statements and releases concerning this Agreement and the transactions contemplated hereby which are intended or designed to be disseminated to any third party shall be subject to the prior written approval of Purchaser and Seller, provided, however that any party may make any public disclosure required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its best efforts to advise the other parties prior to making the disclosure and give the other parties an opportunity to comment).

                  C. From and after the Closing, Purchaser shall be entitled to all of the books, records, [specimens] and other documents and items of Seller pertaining to the Purchased Assets (the "Records") and the customers listed on the Customer List; provided, however, that Seller shall have the right to keep all of the Records necessary for Seller to bill and collect the Seller's accounts receivable until such time as Seller determines that its collection efforts with respect to such accounts receivable are complete (the "Collection Period"). Purchaser agrees that, from and after the Closing, Seller may contact customers listed on the Customer List for the purpose of obtaining information related to billing and collection of accounts receivable and any inquiries by third party payors or government authorities. During the Collection Period, Seller shall afford Purchaser and its agents and representatives with access to the Records retained by Seller. After the Collection Period, Seller shall transfer all of the Records retained to Purchaser and Purchaser shall afford Seller and its agents and representatives with access to all Records thereafter. Purchaser shall maintain all Records for the period of time required by Michigan and United States laws and shall assure complete confidentiality with regard thereto except where disclosure is required by law. The parties agree that no portion of the Purchase Price is allocated to purchase of medical records.

                  D. It is understood and agreed that Seller and Purchaser will not comply with the provisions of the "Bulk Sales Law" or similar provisions of the laws of any state insofar as they may be applicable to the transactions contemplated by this Agreement. Seller agrees to pay and discharge, promptly and diligently, when due, or to contest or litigate all claims of creditors which could be asserted against Purchaser or the Purchased Assets by reason of such noncompliance, to indemnify, defend at its own expense and hold Purchaser harmless from and against any and all such claims and, upon receipt of written notice from Purchaser of the existence thereof, to take promptly all necessary action to remove or cause to be removed any lien or encumbrance which may be placed on any of the Purchased Assets by a creditor of Seller by reason of such noncompliance.

                  E. The parties agree that Seller's accounts receivable shall not be included among the Purchased Assets. The parties agree that if either party receives payment for services provided by the other party, such party shall promptly (no later than two weeks) turn such payment over to the party to whom the payment is owed.

                  F. Purchaser assumes responsibility for taking all necessary action, at its own expense to obtain, transfer or continue any licenses, permits or other governmental approvals necessary to the operation of its business at Seller's former laboratory facility. Seller agrees to cooperate fully in the obtaining transfer or continuance of such licenses, permits or approvals.

                  G. With regard to work in process at Closing, each party agrees that Purchaser shall be responsible for completing performance for all tests received prior to the Closing Date.

                  H. Seller shall use its best efforts as requested by Purchaser to address any customer concerns relating to this transaction. Seller shall, among other efforts, meet with customers and Purchaser when so requested by Purchaser. Prior to the Closing Date, Seller agrees not to dispose of significant laboratory assets, or incur significant unusual liabilities, or otherwise engage in significant transactions relating to its laboratory business outside of the ordinary course of its laboratory business.

                  I. Prior to the Closing Date, Purchaser shall be entitled, upon reasonable request, through its employees and representatives, including, without limitation, its attorneys, to perform an investigation (including but not limited to Health Care Compliance Issues) of the assets, properties, business, and operations of Seller, including a review of Seller's books, records, and financial condition including, but not limited to actual and existing minute books and stock records of Seller which are in the current possession and control of the present officers of Seller. Any such investigation and review shall be conducted at reasonable times and under reasonable circumstances. Purchaser agrees that any such investigation or review shall not unreasonably interfere with the ongoing operations of Seller. Seller will cooperate and shall cause its officers, employees, consultants, agents, accountants, and attorneys to cooperate with such employees and representatives in connection with such review and investigation. If this Agreement terminates, Purchaser shall keep confidential and shall not use in any manner any information or documents obtained from Seller concerning its assets, properties, business, and operations. If this Agreement terminates, any documents and copies thereof obtained by Purchaser from Seller shall be promptly returned to Seller.

         X.       Indemnification.

                  A. Indemnification by Purchaser. Purchaser hereby agrees to indemnify, defend and hold harmless Seller, its officers, directors, employees, shareholders, agents and its successors and assigns, against any and all liabilities, obligations, losses, damages, demands, claims, assessments, actions, tax deficiencies, penalties and interest, reasonable accounting and attorneys' fees, costs and expenses (individually a "Loss" and collectively "Losses"), arising out of, or incident to, any of the following:

                           1. Any misrepresentation, or breach of any warranty of Purchaser contained in this Agreement;

                           2. Any breach of any covenant, agreement or other term or provision hereof to be performed by Purchaser;

                           3. The Purchaser's operations after the Closing Date, including, but not limited to, all claims arising on or after the Closing Date with respect to the Assumed Liabilities;

                           4. All claims asserted against the Seller or its assets and alleged to arise out of any act, omission, obligation or liability of Purchaser or any of its officers, employees or other agents.

                  B. Indemnification by Seller. Seller hereby agrees to indemnify, defend and hold harmless Purchaser, its officers, directors, employees, shareholders, agents and its successors and assigns, against any and all liabilities, obligations, losses, damages, demands, claims, assessments, actions, tax deficiencies, penalties and interest, reasonable accounting and attorneys' fees, costs and expenses (individually a "Loss" and collectively "Losses"), arising out of, or incident to, any of the following:

                           1. Any misrepresentation, or breach of any warranty of Seller contained in this Agreement;

                           2. Any breach of any covenant, agreement or other term or provision hereof to be performed by Seller;

                           3. With the exception of the Assumed Liabilities, all liabilities of Seller, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including but not limited to claims with respect to the Retained Liabilities; and

                           4. All claims asserted against the Purchaser or the Purchased Assets and alleged to arise out of any act, omission, obligation or liability of Seller or any of its officers, employees or other agents.

                  C. Claims. If either party desires to make a claim against the other under Section X(A) or X(B) hereof which does not involve a claim by any person other than the parties, then such party shall make such claim by promptly delivering notice to the other in the form set forth in (1) below. If either party (the "Claimant") desires to make a claim for indemnity against the other (the "Indemnitor") under this Agreement which involves a demand, claim or threat of litigation or the actual institution of any action, suit or proceeding (collectively, a "Claim") by a person other than the parties, then such Claim will be made in the following manner and be subject to the following terms and conditions unless otherwise provided for in this Agreement:

                           1. Notice. The Claimant will give prompt notice (and, if served with a complaint, not later than seven (7) days after such service) to the Indemnitor of any Claim at any time served on or instituted against the Claimant with respect to which the Claimant believes it would have a right of indemnification under this Agreement, setting forth in reasonable detail the facts relating to such claim and the basis for its alleged right of indemnification under this Agreement; provided, that failure to give notice as provided above shall not relieve Indemnitor of its obligations under this
                                 Section X except to the extent Indemnitor is actually prejudiced thereby.

                           2. Responsibility for Defense. Within thirty (30) days after receipt of such Notice, but not less than five (5) business days prior to the time the Claimant is required to respond to a Claim (subject to the proviso contained in Section X(C)(1)), the Indemnitor will, by giving written notice to the Claimant, have the right to assume responsibility for the defense of the Claim in the name of the Claimant or otherwise as the Indemnitor may elect; provided, however, that the Indemnitor's determination to conduct a defense of a Claim shall in no way be deemed a conclusive admission of an obligation to indemnify hereunder. Otherwise, the Claimant will have responsibility for the defense of the Claim. Subject to the provisions of subsections
                                 (3) and (4) below, the party having
                                 responsibility for the defense of the Claim
                                 (the "Defending Party") will have the full authority to defend, cure, adjust, compromise or settle such Claim or appeal any judgment or ruling of court or other tribunal in connection with such Claim in its own name and/or in the name of the other party.

                           3. Right to Participate. Notwithstanding a Defending Party's responsibility for the defense of a Claim, the other party shall have the right to participate, at its own expense and with its own counsel, in the defense of a Claim and the Defending Party will consult with the other party from time to time on matters relating to the defense of such Claim. The Defending Party shall provide the other party with copies of all pleadings and material relating to such Claim.

                           4. Settlement. A Defending Party will provide the other party with timely written notice of any proposed adjustment, compromise or other settlement, including equitable or injunctive relief, of a Claim which the Defending Party intends to propose or accept. If the other party fails to provide the Defending Party with timely written notice of objection to such settlement, then the Defending Party shall have the authority to propose or accept such settlement and enter into any agreement, in its own name and/or in the name of the other party, giving legal effect to all aspects of such settlement. If the other party objects to such settlement, then the Defending Party may, if it so elects, tender the defense to the other party by paying to such other party the amount of money proposed to be paid in settlement of the claim, in which case the Defending Party shall have no further liability to the other party hereunder with respect to such Claim and the other party shall have full authority for the future defense of such Claim and full responsibility for any and all liabilities, obligations, costs and expenses resulting therefrom. Notwithstanding anything above to the contrary, Seller shall not enter into any settlement which will in any way, financially or otherwise, affect Purchaser's operation of the laboratory business.

                  D. Limitations on Indemnification. The right of either party to indemnification under this Section X of the Agreement shall be subject to the following provisions:

                           1. The limitations contained in sections 2, 3, and 4 below shall only apply to indemnification for damage claims by one party against the other party relating to damages directly incurred by the Claimant for breach of the representations and warranties in Sections IV(D) through IV(S) inclusive and in Section V(C) hereof ("Limited Direct Damage Claim"). Notwithstanding anything contained herein to the contrary, there shall be no limitation of any kind on indemnification rights in any way relating to third-party claims, including but not limited to claims by patients, governmental entities, employees and customers, asserted against the Claimant for which the other party is required to indemnify Claimant ("Third Party Claims"). The limitations shall be narrowly construed to ensure that the parties will be fully indemnified for Third Party Claims.

                           2. No Limited Direct Damage Claim shall be payable to the Claimant unless the total losses for which Limited Direct Damage Claims are or have been $200,000 in the aggregate, whereupon the Claimant would be entitled to the excess losses over $200,000 in the aggregate.

                           3. Once the total losses for Limited Direct Damage Claims exceed $200,000 in the aggregate, losses for each party relating to Limited Direct Damage Claims shall not exceed an aggregate of an additional $500,000.

                           4. Limited Direct Damage Claims shall survive the Closing Date for a period of one (1) year. Any Limited Direct Damage Claim must be asserted within the foregoing period.

                           5.    The limitations contained in this section 5 and
                                 section 6 below shall only apply to
                                 indemnification for damage claims by Purchaser against Seller relating to damages directly incurred by Purchaser for breach of the representations and warranties in Section IV(C) hereof ("IV(C) Damage Claim"). No IV(C) Damage Claim shall be payable to Purchaser unless the total losses for IV(C) Damage Claims are or have been $750,000 in the aggregate, whereupon the Purchaser would be entitled to the excess losses over $750,000 in the aggregate.

                           6. Any damages recoverable by Purchaser on a IV(C) Damage Claim shall be offset by any profits (calculated consistently with any determination of damages) derived by Purchaser from the business prospects listed on Schedule X.D.6 (which will show customer numbers and not names prior to the Closing) to be supplied by Seller to Purchaser.

                           7. IV(C) Damage Claims shall survive the Closing Date for a period of one (1) year. Any IV(C) Damage Claim must be asserted within the foregoing period.

                           8. The limitations contained in Paragraphs 2, 3 and 4 with respect to Limited Direct Damage Claims shall be determined and shall operate independently of the limitations set forth in Paragraphs 5, 6 and 7 with respect to IV(C) Damage Claims.

                  E. Mitigation of Losses. A Claimant shall be entitled to recover the full amount of any Losses incurred due to the matter for which indemnification is sought, including reasonable attorney's fees incurred in connection therewith, but any recovery shall be net of any economic benefit to which the Claimant is entitled due to such Losses, including, without limitation, (a) any insurance proceeds, (b) any payments received from third parties relating to the matter, and (c) any refunds from third party payors attributable to services rendered by Seller prior to the Closing.

                  F. Remedies. The rights and remedies of each party hereto arising by reason of an inaccuracy in, or breach of the representations and warranties in Sections IV(D) through IV(S) inclusive, and Section V( C) as set forth in D, above, shall be limited to the indemnification right set forth in this Section.

         XI. Seller's Laboratory Employees. Purchaser agrees to reimburse Seller up to fifty percent (50%) of Seller's liability, if any, pursuant to the WARN Act. Purchaser's liability to Seller pursuant to the WARN Act shall be capped at $250,000. Seller agrees that it shall bear sole responsibility for all costs and expenses, including but not limited to severance pay and related obligations, with regard to its employees. Purchaser shall in good faith offer employment to such of Seller's employees as Purchaser deems necessary for its laboratory operations. Seller shall cooperate with and shall not impair Purchaser's efforts to obtain the employment of such persons. Purchaser shall attempt to provide Seller prior to Closing with a list of such persons to whom it intends to offer employment. The parties agree that, in the event Purchaser requests Seller to temporarily continue the employment of any of its employees following the Closing to aid in the business transition, Seller shall attempt to continue to employ such persons (but does not guarantee the willingness or availability) for the period requested by Purchaser following the Closing, and Purchaser shall promptly reimburse Seller for the direct employee costs incurred by its connection therewith.

         XII.     Termination.

                  A.       This Agreement may be terminated as follows:

                           1. At any time by mutual written agreement of the Purchaser and the Seller.

                           2. By either the Purchaser or Seller, if the Closing Date has not occurred on or before August 31, 1998, or if later, 90 days after any determination by either Seller or Purchaser that Shareholder or debenture holder approval is legally required for the consummation of the transactions contemplated by this Agreement.

                           3. By either the Purchaser or Seller, if a certain Stock Purchase Agreement dated July 16, 1998 between the Purchaser and Seller (the "Stock Purchase Agreement") terminates for any reason prior to the consummation of the transactions contemplated therein.

                           4. By either the Purchaser or Seller, if it is determined by the Seller, or required by Purchaser, that in order to consummate the sale of the Purchased Assets, such a meeting is necessary, at a meeting of shareholders or holders of Seller's 8.25% Convertible Subordinated Debentures due February 1, 2006, held to vote on the sale of the Purchased Assets, the shareholders do not approve such sale.

                           5. By the Purchaser, if any of the conditions set forth in Article VI shall not be fulfilled for reasons beyond the reasonable control of Purchaser and are not waived by Purchaser.

                           6. By the Seller, if any of the conditions set forth in Article VII shall not be fulfilled for reasons beyond the reasonable control of the Seller and are not waived by the Seller.

                           7.    By the Seller under the following
                                 circumstances: In the event the Board of Directors of the Seller receives a proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors), it determines to be a Superior Proposal (as defined below), the Board of Directors may, after complying with Section XIII, withdraw or modify its approval or recommendation of this Agreement, approve or recommend any such Superior Proposal, enter into an agreement with respect to such Superior Proposal, and/or terminate this Agreement. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal for the purchase of the Customer List and other assets of Seller, for a merger or other business combination involving the Seller or its Subsidiaries, or for the purchase of an equity interest in Seller contingent on Seller not selling the Customer List, in each case, on terms which the Board of Directors of Seller determines in its good faith reasonable judgment to be more favorable to Seller's shareholders than the transactions contemplated hereby.

                  B. Except as set forth in Section XIV, if this Agreement is terminated pursuant to this Article XII, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, that if the election to terminate is due to the default of a party hereunder, then the non-defaulting party shall be entitled to any and all remedies available at law or in equity.

         XIII.    Other Offers.

                  A. From the date hereof until the termination of this Agreement in accordance with Section XII, Seller shall not, nor shall it authorize any officer, director or employee of, or any investment banker, attorney or other advisor or representative of Seller to, and shall direct its officers and directors, investment bankers, attorneys and other representatives to not directly or indirectly:

                           1. solicit, initiate or encourage the submission of any "Acquisition Proposal" (as defined below);

                           2.    participate in any discussions or
                                 negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, provided, however, that to the extent required by the fiduciary obligations of the Board of Directors of Seller, as determined in good faith by the Board of Directors, Seller may:

                                 a.      in response to an unsolicited
                                         request therefor, furnish
                                         information with respect to Seller
                                         to any person pursuant to a
                                         confidentiality agreement and
                                         discuss (i) such information (but
                                         not the terms of any possible
                                         Acquisition Proposal) and (ii) the
                                         terms of this Section XIII with such
                                         person; and

                                 b.      upon receipt by Seller of an
                                         Acquisition Proposal, following
                                         delivery to Purchaser of the notice
                                         required pursuant to Section
                                         XIII(C), participate in negotiations
                                         regarding such Acquisition Proposal.
                                         For purposes of this Agreement,
                                         "Acquisition Proposal" shall have
                                         the same meaning as "Superior
                                         Proposal," except an Acquisition
                                         Proposal shall not yet have been
                                         evaluated by Seller's Board of
                                         Directors and shall not include any
                                         proposal by the Purchaser.


                  B. Neither the Board of Directors of Seller nor any committee thereof shall (i) withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors or any such committee of this Agreement (or the other transactions contemplated hereby), (ii) approve or recommend any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event the Board of Directors of Seller receives an Acquisition Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors), it determines to be a Superior Proposal (as defined above), the Board of Directors may (subject to the following sentences) withdraw or modify its approval or recommendation of this Agreement or the other transactions contemplated hereby, approve or recommend any such Superior Proposal, enter into an agreement with respect to such Superior Proposal or terminate this Agreement, in each case at any time after the second business day following Purchaser's receipt of a written notice (a "Notice of Superior Proposal") advising Purchaser that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

                  C.       In addition to the obligations of Seller set forth in
                           Section XIII above, Seller shall promptly advise Purchaser orally and in writing of any request for information or of any Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. Seller will keep Purchaser fully informed of the status and details of any such request, Acquisition Proposal or inquiry.

                  D. Seller shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties (other than Purchaser) conducted heretofore with respect to any Acquisition Proposal.

         XIV. Termination Fee. So long as Purchaser has not materially breached its obligations under this Agreement, Seller shall pay Purchaser, immediately available funds in the amount of Four Hundred Fifty Thousand Dollars ($450,000) upon termination of this Agreement pursuant to Section XII(A)(7). The parties agree that the termination fee is intended, among other things, to cover Purchaser's opportunity costs, loss of benefit of the bargain, and actual expenses incurred, and Seller agrees that such fee is fair and reasonable under the circumstances.

         XV.      General Provisions.

                  A. Unless otherwise provided herein, all representations, warranties and agreements herein contained shall remain operative and in full force and effect regardless of any investigation made by or on behalf of either party and shall survive the Closing and shall continue and not be merged by reason of the execution and delivery of any documents of conveyance hereunder.

                  B. Whether or not the transactions contemplated herein shall be consummated, the parties hereto shall pay their own respective expenses incident to the preparation of its Agreement and to the consummation of the transactions provided for herein.

                  C. Except as set forth in Schedule XV.C, each party hereto hereby represents to the other that no broker or finder has acted for or on its behalf in connection with this Agreement or the transactions contemplated hereby, and each party hereby indemnifies the other against all claims for broker's and finder's fees allegedly due under any agreement or understanding between such party and any third party.

                  D. This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by, the parties and their respective legal representatives, heirs, legatees, successors and assigns.

                  E. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  F. This Agreement constitutes the entire contract between the parties hereto with respect to the subject matter hereof and may not be changed, modified or amended, except by an instrument in writing signed by the party against whom any such change, modification or amendment is asserted.

                  G. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

                  H. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina.

                  I. Any notices under this Agreement are deemed given on the date mailed by registered or certified mail and shall be sent to Seller's Representative at the following address:

                                 Seller
                                        26500 Northwestern Highway
                                        Southfield, MI 48076
                                        Attention: President

                                    With a copy to:
                                         Thomas Vaughn
                                         Dykema Gossett PLLC
                                         400 Renaissance Center
                                         Detroit, MI 48243

                                    Purchaser:
                                         Laboratory Corporation of America
                                         Holdings
                                         Attention: Randal L. Stone
                                         358 South Main Street
                                         Burlington, North Carolina 27215

                                    With a copy to:
                                         Laboratory Corporation of America
                                         Holdings
                                         358 South Main Street, Third Floor
                                         Burlington, North Carolina 27215
                                         Attention: General Counsel

                                    With a copy to:
                                         John R. Erwin, Esquire
                                         Mezzullo & McCandlish
                                         4300 Six Forks Road, Suite 825
                                         Raleigh, North Carolina 27609-5734

                  J. The parties hereto agree to the allocation of the purchase price indicated on Schedule XV.J attached hereto.

                  K. Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

   ATTEST:                                   LABORATORY CORPORATION OF AMERICA
                                             HOLDINGS


   /s/ John R. Erwin                         By: /s/ Bradford T. Smith
   -------------------------------               ------------------------------
                                                     Executive Vice President



   ATTEST:                                   UNIVERSAL STANDARD HEALTHCARE, INC.



   /s/ Alan S. Ker                           By: /s/ Eugene E. Jennings
   -------------------------------               ------------------------------

                        SCHEDULES TO PURCHASE AGREEMENT

                        SCHEDULES TO PURCHASE AGREEMENT

                                     INDEX


Schedule I. A -- Form of Customer List

Schedule I. B -- Tangible Assets

Schedule II. A -- Trade Payables

Schedule II. C -- Assumed Liabilities

Schedule III.C.1 --  Form of General Assignment and Bill of Sale

Schedule III.C.3 -- Form of Lease Assignment

Schedule III.C.4 -- Form of Property and Equipment Lease (Sublease)

Schedule III.C.5 -- Form of Laboratory Services Agreement

Schedule III.C.6 -- Form of Assumption and Assignment Agreement

Schedule III.C.7 -- Form of Co-Marketing Agreement

Schedule III.C.8 -- Form of Transition Services Agreement

Schedule IV.B. -- Due Authorization

Schedule IV.C. -- Customers and Customer Relations

Schedule IV.E -- Transactions Since April 30, 1998

Schedule IV.F. -- Due Inquiry

Schedule IV.I -- Taxes

Schedule IV.J -- Insurance

Schedule IV.P -- Employees

Schedule VI.C -- Seller's Opinion of Counsel

Schedule VII.D -- Purchaser's Opinion of Counsel

Schedule VIII. -- Form of Non-Compete Agreement

Schedule X.D.6 -- Business Prospects

Schedule XV.C -- Brokers or Finders

Schedule XV.J -- Allocation of Purchase Price